Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FIRST QUARTER 2022 RESULTS
NEW YORK (April 28, 2022) - Altice USA (NYSE: ATUS) today reports results for the first quarter ended March 31, 2022.
Dexter Goei, Altice USA Chief Executive Officer, said: “I am very pleased with our progress in this year of reinvestment and execution towards our key growth initiatives. The rapid expansion of our Optimum Fiber network is on schedule and continues to drive meaningful improvements across all of our customer service metrics relative to our legacy network. Significant progress has been made more broadly in enhancing our products and overall customer experience, as well as expanding our sales distribution channels. We are also off to a very good start with creating consistency in our marketing and offers under one unified Optimum brand.”

Key Financial Highlights
•Total Revenue declined -2.3% YoY in Q1 2022 to $2.42 billion (-2.1% excluding air strand revenue(1)), including Residential revenue decline of -3.6% YoY, Business Services revenue growth of +0.1% YoY (+1.5% excluding air strand revenue(1)) and News & Advertising revenue growth of +9.1% YoY.
•Net income attributable to stockholders was $196.6 million in Q1 2022 ($0.43/share on a diluted basis) compared to net income of $274.1 million in Q1 2021 ($0.58/share on a diluted basis).
•Net cash flows from operating activities were $600.2 million in Q1 2022, compared to $749.6 million in Q1 2021.
•Adjusted EBITDA(2) declined -7.7% YoY in Q1 2022 to $991.7 million with a margin of 40.9%.
•Cash capital expenditures of $392.4 million in Q1 2022 represented 16.2% of revenue and were up 84.4% YoY mainly driven by accelerated fiber ("FTTH") rollout and new builds (9.5% of revenue excluding FTTH and new builds).
•Operating Free Cash Flow(2) decreased -30.5% YoY to $599.4 million in Q1 2022.
•Free Cash Flow(2) decreased -61.3% YoY to $207.8 million in Q1 2022.

Q1-22 Summary Financials	Three Months Ended March 31,
(in thousands)	2022	2021
Revenue	$2,421,897	$2,478,821
Net income attributable to Altice USA, Inc. stockholders	196,551	274,136
Adjusted EBITDA(2)	991,730	1,074,805
Capital Expenditures (cash)	392,371	212,791

Revenue Growth and Adjusted EBITDA Detail	Q1-22

Total Revenue YoY	(2.3)%
excl. air strand revenue(1)	(2.1)%

Residential Revenue YoY	(3.6)%

Business Services Revenue YoY	+0.1%
excl. air strand revenue(1)	+1.5%

News & Advertising Revenue YoY	+9.1%

Adjusted EBITDA YoY	(7.7)%
Adjusted EBITDA Margin	40.9%

Earnings Release

Residential unique customer relationships, broadband subscribers and organic net additions (losses)
Subscribers (in thousands)	FY-20(3)	Q1-21	Q2-21(4)	Q3-21	Q4-21	FY-21(4)	Q1-22
Residential ending customer relationships	4,648.4	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1
Residential customer organic net additions (losses)	80.8	(1.0)	(11.9)	(24.7)	(13.2)	(50.8)	(20.7)
Broadband ending subscribers	4,359.2	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2
Broadband organic net additions (losses)	142.1	11.5	0.2	(13.1)	(1.9)	(3.3)	(13.0)
Key Operational Highlights
•Total unique Residential customer relationships declined -1.5% YoY in Q1 2022 on an organic basis (-0.8% including the acquisition of Morris Broadband in Q2 2021). Unique Residential customer net losses in the quarter were -21k, compared to -1k Residential customer net losses in Q1 2021.
▪Residential Broadband RGUs: Quarterly Residential broadband net losses were -13k in Q1 2022, compared to +12k broadband net additions in Q1 2021.
▪Residential Video RGUs: Quarterly video net losses were -74k in Q1 2022, compared to -54k video net losses in Q1 2021.
•Residential revenue declined -3.6% YoY in Q1 2022 to $1.91 billion:
▪Residential revenue per customer relationship in Q1 2022 declined -3.0% YoY to $137.92, mostly due to the loss of higher ARPU video customers, although was stable sequentially (+0.1% compared to Q4 2021).
•Business Services revenue grew +0.1% YoY in Q1 2022 to $368 million, or grew +1.5% excluding air strand revenue(1). SMB / Other revenue was flat (-0.1% YoY) in Q1 2022, or grew +1.9% excluding air strand revenue(1). Lightpath revenue grew +0.6% YoY in Q1 2022. The Lightpath business increased net sales bookings by ~70% YoY in Q1 2022 which is expected to support accelerated revenue growth in the coming quarters.
•News and Advertising revenue grew +9.1% YoY to $115 million in Q1 2022, approaching pre-pandemic levels of growth, driven by strength in the travel, entertainment, and sports betting segments.
Fiber Rollout and Network Upgrade Update
•Fiber (FTTH) rollout update: Altice USA is executing on an accelerated fiber deployment over the next four years across its Optimum and Suddenlink footprint (under the Optimum Fiber brand), expecting to reach 6.5 million fiber passings by the end of 2025 (including 1.3 million total incremental FTTH passings in FY 2022). As of Q1 2022 the Company has 1.32 million FTTH passings, adding 146k new FTTH passings in the quarter. The company reported +11k FTTH customer net additions in Q1 2022, reaching 6.1% penetration of the FTTH network.
•New build activity update: Altice USA has also been accelerating the pace of its network edge-outs, adding +42k total passings in Q1 2022, and a total of +237k total passings in the last twelve months (“LTM”) (+149k passings have been added LTM on an organic basis excluding the acquisition of Morris Broadband in Q2 2021). The Company continues to see strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas. The Company is targeting an incremental 175k+ new passings in FY 2022.
•HFC cable network upgrades update: Altice USA continues to upgrade its existing hybrid fiber-coaxial ("HFC") network to deliver higher speeds to customers in certain Suddenlink markets. In Q1 2022 the Company completed upgrades of 16k of these homes and is targeting 100k homes to be upgraded in FY 2022. These markets previously only offered up to 150 Mbps download speeds and are being upgraded to offer up to 400 Mbps or 1 Gbps.
•Infrastructure subsidies update: Altice USA has applied for subsidies for rolling out FTTH to over 150k homes and was awarded its first subsidy grant in Yavapai County (Arizona) for 8k homes in Q1 2022.

Earnings Release

•Broadband speed taken by Altice USA’s customer base on average has nearly doubled in the past three years to 363 Mbps in Q1 2022. Approximately 46% of Altice USA’s broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds. Broadband-only customer usage averaged 630 GB per month in Q1 2022, which is 27% higher than the average usage of the entire customer base (495 GB per month).
•1 Gbps ("1 Gig") broadband speed sell-in to all new customers, where 1 Gig services are available, was 46% in Q1 2022 (1 Gig sell-in to new customers taking the FTTH product was higher at 59% in Q1 2022). Approximately 17% of the residential customer base currently take 1 Gig speeds, representing a significant growth opportunity for the Company.
FY 2022 Capex Guidance Reiterated
•The Company expects to continue to accelerate investments in key growth initiatives, increasing cash capex to approximately $1.7 billion to $1.8 billion in FY 2022.
Additional Highlights and Announcements
Altice USA and T-Mobile Extend Strategic MVNO Agreement for Optimum Mobile
At the end of March 2022, Altice USA and T-Mobile announced the expansion of a multi-year MVNO agreement through which T-Mobile will continue to serve as the nationwide network for Altice USA’s Optimum Mobile service. Terms of the new agreement are mutually beneficial to both companies.
Under the agreement, Optimum Mobile customers will continue to benefit from T-Mobile’s nationwide network, including accessing America’s largest 5G network. The agreement also enables Optimum Mobile to provide more flexibility and value to customers and, when coupled with Optimum and Suddenlink broadband service, deliver a 360-degree seamless connectivity experience at home and on the go.
Optimum Mobile has approximately 198k mobile lines(5) as of March 31, 2022. Mobile net additions in Q1 2022 were +12k, supported by new mobile promotions. Mobile revenue grew +25.0% YoY to $24.0 million for the quarter. At the end of Q1 2022, Optimum Mobile reached 4.3% penetration of Altice USA's Residential customer base.
“Let's Reconnect” Rebrand Campaign
“Let’s Reconnect” is Altice USA’s company-wide commitment to reconnect with its customers, communities, and people to unify all of its products under the Optimum brand. As part of Let’s Reconnect, changes are being made to ensure that Optimum is delivering the highest quality service and experience to its customers and keeping them at the center of everything that the Company does.
This includes improvements in speed and reliability through the Company’s expanded fiber network and mobile service, 24/7 customer support online and over the phone, and the opening of more retail stores across the country.
Shares Outstanding
As of March 31, 2022, Altice USA had 454,654,818 combined Class A and Class B shares outstanding.
Balance Sheet Review
As of March 31, 2022:
•Net debt for CSC Holdings, LLC Restricted Group was $22,874 million at the end of Q1 2022(6), representing net leverage of 5.5x Adjusted EBITDA on a LTM basis, or 5.8x Adjusted EBITDA on a Last 2-Quarter Annualized ("L2QA") basis. The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 4.7% as of the end of Q1 2022 and the weighted average life was 6.0 years. The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA on a L2QA basis for its CSC Holdings, LLC debt silo over time.
•Net debt for Cablevision Lightpath LLC was $1,382 million at the end of Q1 2022(6), representing net leverage of of 6.7x LTM (6.5x L2QA). The weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q1 2022 and the weighted average life was 5.8 years.

Earnings Release

•Consolidated net debt for Altice USA was $24,220 million(6), representing consolidated net leverage of 5.6x LTM (5.8x L2QA at the end of Q1 2022).

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Broadband	$985,517	$970,571
Video	841,887	905,834
Telephony	85,234	106,981
Residential revenue	1,912,638	1,983,386
Business services and wholesale	367,522	367,216
News and Advertising	114,675	105,070
Mobile	24,035	19,235
Other	3,027	3,914
Total revenue	2,421,897	2,478,821
Operating expenses:
Programming and other direct costs	828,793	851,864
Other operating expenses	641,906	580,433
Restructuring and other expense	3,378	3,209
Depreciation and amortization (including impairments)	435,349	434,857
Operating income	512,471	608,458
Other income (expense):
Interest expense, net	(303,362)	(316,312)
Gain (loss) on investments	(150,773)	73,453
Gain (loss) on derivative contracts, net	101,074	(53,565)
Gain on interest rate swap contracts	123,147	75,653
Other income, net	2,430	2,859
Income before income taxes	284,987	390,546
Income tax expense	(82,846)	(112,007)
Net income	202,141	278,539
Net income attributable to noncontrolling interests	(5,590)	(4,403)
Net income attributable to Altice USA stockholders	$196,551	$274,136
Basic net income per share	$0.43	$0.58
Diluted net income per share	$0.43	$0.58
Basic weighted average common shares	453,229	469,233
Diluted weighted average common shares	453,229	475,448

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	March 31,
	2022	2021
Cash flows from operating activities:
Net income	$202,141	$278,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	435,349	434,857
Loss (gain) on investments	150,773	(73,453)
Loss (gain) on derivative contracts, net	(101,074)	53,565
Amortization of deferred financing costs and discounts (premiums) on indebtedness	20,342	23,039
Share-based compensation expense	40,532	28,281
Deferred income taxes	(16,149)	29,165
Decrease in right-of-use assets	10,955	10,816
Provision for doubtful accounts	14,737	11,133
Other	(287)	1,074
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	9,112	55,293
Prepaid expenses and other assets	(19,462)	(26,321)
Amounts due from and due to affiliates	(8,992)	4,627
Accounts payable and accrued liabilities	(13,477)	(29,696)
Deferred revenue	14,613	38,501
Liabilities related to interest rate swap contracts	(138,894)	(89,798)
Net cash provided by operating activities	600,219	749,622
Cash flows from investing activities:
Capital expenditures	(392,371)	(212,791)
Other, net	888	2,143
Net cash used in investing activities	(391,483)	(210,648)
Cash flows from financing activities:
Proceeds from long-term debt	150,000	150,000
Repayment of long-term debt	(329,688)	(225,863)
Proceeds from collateralized indebtedness and related derivative contracts, net	—	185,105
Repayment of collateralized indebtedness and related derivative contracts, net	—	(185,105)
Principal payments on finance lease obligations	(28,941)	(18,330)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	—	(503,645)
Other	—	393
Net cash used in financing activities	(208,629)	(597,445)
Net increase (decrease) in cash and cash equivalents	107	(58,471)
Effect of exchange rate changes on cash and cash equivalents	(170)	620
Net decrease in cash and cash equivalents	(63)	(57,851)
Cash, cash equivalents and restricted cash at beginning of year	195,975	278,686
Cash, cash equivalents and restricted cash at end of period	$195,912	$220,835

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense, net, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense, and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

(in thousands)	Three Months Ended March 31,
	2022	2021

Net income	$202,141	$278,539
Income tax expense	82,846	112,007
Other income, net	(2,430)	(2,859)
Gain on interest rate swap contracts, net	(123,147)	(75,653)
Loss (gain) on derivative contracts, net	(101,074)	53,565
Loss (gain) on investments	150,773	(73,453)
Interest expense, net	303,362	316,312
Depreciation and amortization (including impairments)	435,349	434,857
Restructuring and other expense	3,378	3,209
Share-based compensation	40,532	28,281
Adjusted EBITDA	991,730	1,074,805
Capital Expenditures (cash)	392,371	212,791
Operating Free Cash Flow	$599,359	$862,014

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$600,219	$749,622
Capital Expenditures (cash)	392,371	212,791
Free Cash Flow	$207,848	$536,831

Customer Metrics(10) (in thousands, except per customer amounts)

	FY-20(3)	Q1-21	Q2-21(4)	Q3-21	Q4-21	FY-21(4)	Q1-22
Total Passings(7)	9,034.1	9,067.6	9,195.1	9,212.5	9,263.3	9,263.3	9,304.9
Residential	4,648.4	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1
SMB	376.1	375.8	380.7	381.6	381.9	381.9	382.9
Total Unique Customer Relationships(8)	5,024.6	5,023.2	5,051.4	5,027.6	5,014.7	5,014.7	4,995.0
Residential Customers:
Broadband	4,359.2	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2
Video	2,961.0	2,906.6	2,870.5	2,803.0	2,732.3	2,732.3	2,658.7
Telephony	2,214.0	2,161.2	2,118.4	2,057.1	2,005.2	2,005.2	1,951.5
Residential ARPU ($)(9)	142.11	142.24	142.24	140.73	137.79	141.08	137.92

Fiber (FTTH) Customer Metrics (in thousands)

	FY-20	Q1-21	Q2-21	Q3-21	Q4-21	FY-21	Q1-22
FTTH Total Passings(11)	900.1	921.4	982.5	1,026.6	1,171.0	1,171.0	1,316.6
FTTH Total customer relationships(12)(13)	26.1	35.9	47.3	58.9	69.7	69.7	81.0
FTTH Residential	26.1	35.9	47.3	58.7	69.3	69.3	80.4
FTTH SMB	0.0	0.0	0.1	0.2	0.3	0.3	0.6
Penetration of FTTH total passings(14)	2.9%	3.9%	4.8%	5.7%	5.9%	5.9%	6.1%

Earnings Release

Consolidated Net Debt as of March 31, 2022

CSC Holdings, LLC Restricted Group (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$740	L+2.250%	2024
Term Loan	2,858	L+2.250%	2025
Term Loan B-3	1,237	L+2.250%	2026
Term Loan B-5	2,940	L+2.500%	2027
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	22,958
CSC Holdings, LLC Restricted Group Cash	(84)
CSC Holdings, LLC Restricted Group Net Debt	$22,874

CSC Holdings, LLC Restricted Group Undrawn RCF	$1,601

Cablevision Lightpath LLC (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	593	3.750%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,458
Cablevision Lightpath Cash	(76)
Cablevision Lightpath Net Debt	$1,382

Cablevision Lightpath Undrawn RCF	$100

Earnings Release

Net Leverage Schedules as of March 31, 2022 (in $m)

	CSC Holdings Restricted Group(16)	Cablevision Lightpath LLC	CSC Holdings Consolidated(17)	Altice USA Consolidated

Gross Debt Consolidated(15)	$22,958	$1,458	$24,416	$24,416
Cash	(84)	(76)	(194)	(196)
Net Debt Consolidated	$22,874	$1,382	$24,222	$24,220
LTM EBITDA	$4,128	$206	$4,344	$4,344
L2QA EBITDA	$3,929	$213	$4,150	$4,150
Net Leverage (LTM)	5.5x	6.7x	5.6x	5.6x
Net Leverage (L2QA)	5.8x	6.5x	5.8x	5.8x
WACD (%)	4.7%	4.3%	4.6%	4.6%

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,355
Unamortized Financing Costs, Net of Premiums	17
Fair Value Adjustments	44
Gross Debt Consolidated(15)	24,416
Finance leases and other notes	370
Total Debt	24,786
Cash	(196)
Net Debt	$24,590

Earnings Release

(1)Excludes all air strand revenue from Business Services for all periods.
(2)See “Reconciliation of Non-GAAP Financial Measures” on page 7 of this release.
(3)Since Q3-20, figures include Service Electric Cable T.V. of New Jersey, Inc. acquired subscribers.
(4)Since Q2-21, figures include Morris Broadband, LLC acquired subscribers.
(5)Mobile line includes approximately 8k lines receiving free service.
(6)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes and collateralized debt.
(7)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and Fiber-to-the-Home ("FTTH") network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our HFC and FTTH network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings. Total passings include approximately 67k total passings acquired in the Service Electric Cable T.V. of New Jersey acquisition in Q3-20 and in Q2-21 include approximately 89k total passings acquired in the Morris Broadband acquisition.
(8)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our HFC and FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(9)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period. ARPU for the September 30, 2020 period reflects a reduction of $5.51 due to credits that we anticipated to be issued to video customers as a result of credits the Company expected to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees. ARPU for the December 31, 2020 period reflects a reduction of $1.26 due to credits that we anticipated to be issued to video customers as a result of credits the Company expected to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees.
(10)Customer metrics do not include Optimum Mobile customers.
(11)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network. The figures shown here represent those FTTH passings available for marketing to customers as reflected in Altice USA’s billing system (FTTH passings “ready for sales”), differing to previously reported FTTH coverage figures which represented those FTTH passings where the network had been constructed (FTTH passings “ready for service”) but were not yet necessarily available for sale to customers.
(12)Represents number of households/businesses that receive at least one of the Company's fixed-line services on our FTTH network.
(13)FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(14)Represents the number of total FTTH customer relationships divided by FTTH total passings.
(15)Principal amount of debt excluding finance leases and other notes and collateralized debt.
(16)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
(17)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Sarah Freedman: +1 929 418 4090 / sarah.freedman@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com
Janet Meahan: +1 516 519 2353 / janet.meahan@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5.0 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, objectives, prospects, capital expenditure plans, fiber deployment and network expansion and upgrade plans, distribution channel expansion plans and leverage targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “should”, “target”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.